Exhibit 10.1
AMENDMENT TO INVESTMENT MANAGEMENT TRUST AGREEMENT
     This Amendment (this “Amendment”), dated as of October 7th, 2009, to the Investment Management Trust Agreement (as defined below) is made by and among Global Consumer Acquisition Corp., a Delaware corporation (“GCAC”), and Continental Stock Transfer & Trust Company (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).
     WHEREAS, GCAC and the Trustee entered into an Investment Management Trust Agreement dated as of November 27, 2007 (the “Agreement”); and
     WHEREAS, Section 1(j) of the Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein; and
     WHEREAS, GCAC has sought the approval of the Public Stockholders to amend its certificate of incorporation (the “Charter Amendment Proposals”) to eliminate all provisions therein relating to its status as a blank check company and to enter into this Amendment (the “Trust Agreement Amendment Proposal”).
     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
     1. Section 1(j) shall be amended and restated in its entirety as follows:
     “(j) Commence liquidation of the Trust Account only upon receipt of and only in accordance with the terms of a letter (the “Termination Letter”), in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, signed on behalf of the Company by its President or Chairman of the Board and Secretary, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein. The Trustee understands and agrees that, except as provided in paragraph 1(i) hereof, disbursements from the Trust Account shall be made only pursuant to the terms of a duly executed Partial Release Letter or Termination Letter, as defined in paragraph 2(b) and 1(j), respectively.”
     2. All other provisions of the Agreement shall continue in full force and effect from the date hereof until terminated in accordance with the terms of the Agreement.
     3. This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature shall be deemed to be an original signature for purposes of this Amendment.

     4. This Amendment is intended to be in full compliance with the requirements for an Amendment to the Agreement as required by Section 7(c) of the Agreement, and every defect in fulfilling such requirements for an effective amendment to the Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.
     5. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

GLOBAL CONSUMER ACQUISITION CORP.
By:	/s/ Jason N. Ader
Name: Jason N. Ader
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:	/s/ Steven Nelson
Name: Steven Nelson
Title: Chairman

EXHIBIT A
[Letterhead of Company]
[                    ], 2009
Continental Stock Transfer
& Trust Company
17 Battery Place
New York, New York 10004
Attn: Steven Nelson and Frank Di Paolo
Re: Trust Account No. [     ] — Termination Letter
Gentlemen:
     This is to advise you that Global Consumer Acquisition Corp. (the “Company”) has entered into an agreement (“Business Agreement”) with                      (“Target Business”) to consummate a business combination and will hold a special meeting of stockholders at which each of the Charter Amendment Proposals, the Trust Agreement Amendment Proposal and the Acquisition Proposal, as set forth in the Registration Statement filed on Form S-4 with the Securities & Exchange Commission on September 18, 2009, File No. 333-161970, will be presented to stockholders, on or about                     , 2009 (the “Disbursement Date”).
     In accordance with the terms of the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of November 27, 2007 (the “Trust Agreement”), as amended from time to time by the parties thereto, we hereby authorize you to liquidate the Trust Account investments on                     , 2009 (the “Liquidation Date”) and to transfer the proceeds to the above referenced checking account at                      to the effect that, on the Disbursement Date, all of the funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Disbursement Date. It is acknowledged and agreed that while the funds are on deposit in the trust checking account awaiting distribution, the Company will not earn any interest or dividends.
     On the Disbursement Date, the Company shall deliver to you (i) written notification that each of the Charter Amendment Proposals, the Trust Agreement Amendment Proposal and the Acquisition Proposal were approved by the Company’s stockholders, (ii) a certificate of DF King & Co., Inc. (the “Inspector of Election”) which verifies the vote of the Company’s stockholders in connection with each of the Charter Amendment Proposals, the Trust Agreement Amendment Proposal and the Acquisition Proposal, and (iii) written instructions with respect to the transfer of the funds held in the Trust Account (“Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Company’s notification and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Disbursement Date without penalty, you will notify the Company of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Disbursement Date to the Company. Upon the distribution of all the funds in the Trust Account pursuant to the terms hereof, the Trust Agreement shall be terminated and the Trust Account closed.

Very truly yours, GLOBAL CONSUMER ACQUISITION CORP.
By: